SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 19, 2002

JMAR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

State of Delaware

(State or other jurisdiction of incorporation)

1-10515	68-0131180

(Commission File No.)	(IRS Employer Identification No.)

5800 Armada Drive, Carlsbad, California                                             92008

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (760) 602-3292

Not Applicable

(Former name of or former address, if changed since last report)

Item 5. Other Events

     On July 19, 2002, the Company issued a Press Release announcing the upcoming retirement of Dr. John S. Martinez as Chief Executive Officer of the Company. Dr. Martinez remains as a director on the Board of Directors and is presently Chairman of the Board. A copy of the Press Release is filed as Exhibit 10.1 hereto.

     The Board of Directors and Dr. Martinez have been in discussions regarding Dr. Martinez’s future role with the Company and the terms of his compensation for providing such future services. In order to set a definite date for the transition to a new CEO, however, the Board of Directors exercised the Company’s rights under his Employment Agreement to discontinue Dr. Martinez’s status as Chief Executive Officer effective August 16, 2002. The Company has engaged an executive search firm and the Board of Directors has been in the process of evaluating prospective candidates for the CEO position. As discussed in the Company’s Form 10-K filed with the SEC on April 1, 2002 and as filed as Exhibit 10.10 thereto, under the terms of the Amended and Restated Employment Agreement, dated May 1, 1996, as amended September 7, 2001, between the Company and Dr. Martinez, (“Employment Agreement”), if the Company discontinues Dr. Martinez’s status as Chairman of the Board or Chief Executive Officer, or both, then Dr. Martinez will continue as an employee of the Company for a term of three years and will be compensated for such employment at the highest total compensation rate (including bonuses and other incentive payments, directors fees and similar compensation) paid to him during any prior consecutive 12 month period of his employment with the company. The Employment Agreement also requires the Company to continue in force and maintain all insurance policies in which Dr. Martinez participates for such three year term.

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Item 7. Exhibits

(c)	The following exhibit is filed as a part of this report:

10.1	Press Release issued on July 19, 2002.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: July 19, 2002	JMAR TECHNOLOGIES, INC. (Registrant)

	By:	/s/ JOSEPH G. MARTINEZ

Joseph G. Martinez Senior Vice President & General Counsel

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INDEX TO EXHIBITS

Exhibit 10.1	Press Release issued on July 19, 2002

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